[LOGO PHOENIX] PHOENIX LIFE INSURANCE COMPANY
               A Stock Company
--------------------------------------------------------------------------------

The Phoenix Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this contract, to provide the benefits specified in this contract.

If the contract is in force on the Maturity Date, we shall begin to pay a series of variable annuity payments to the Owner beginning on the Maturity Date for the longer of a period certain of 10 years or the life of the Annuitant, unless another option is elected before the Maturity Date. The amount of each annuity payment, as described in the Annuity Benefits section, will be based on the Contract Value on the Maturity Date and the Annuity Payment Factors. The Contract Value will depend on the rate of interest credited to the Guaranteed Interest Account and the investment experience of the Investment Options. In addition, for Variable Annuity Payment Options, the amount of annuity payments will vary with the investment experience of the Investment Options during the annuity payment period.

We are issuing the contract in consideration of the application, if any, and our receipt of the initial premium payment at our Annuity Operations Division. The provisions of this and the following pages and any attachments make up your contract.

RIGHT TO RETURN THIS CONTRACT. This contract may be returned within 10 days (30 days for replacements) after you receive it for a refund of any premiums paid under this contract, less any withdrawals made as of the date of cancellation. You may return the contract by delivering or mailing it to us at the address below or by returning it to the agent or agency office through which it was delivered.

                         Phoenix Life Insurance Company
                          [Annuity Operations Division
                                   PO Box 8027
                              Boston, MA 02266-8027
                            Telephone (800) 541-0171]

Signed for Phoenix Life Insurance Company at [31 Tech Valley Drive, East Greenbush, New York 12061.].


                   [/s/Dona Young]                          [/s/John Beers]
[Chairman, President and Chief Executive Officer]           [Secretary]

                          READ YOUR CONTRACT CAREFULLY
  It is a legal contract between the Owner and Phoenix Life Insurance Company.

All values and benefits based on the investment experience of the Investment Options may increase or decrease and are variable and not guaranteed as to dollar amount.

                   Flexible Premium Deferred Variable Annuity
                  Nonparticipating - not eligible for dividends


08VA                                                                          ME

                                TABLE OF CONTENTS

Section Provision

 1. Schedule Pages                                                             3

 2. Definitions                                                               14

 3. Entire Contract                                                           16

 4. Owner(s) and Beneficiary(ies)                                             16

 5. Premium Payments and Allocation                                           16

 6. Separate Account and Investment Options                                   17

 7. Transfer Options                                                          19

 8. Guaranteed Interest Account                                               20

 9. Withdrawals, Surrender, Termination                                       21

10. Expense Charges                                                           22

11. Contract Value                                                            22

12. Waiver Provisions                                                         23

13. Death Benefit                                                             23

14. Assignment                                                                24

15. Deferral of Determinations                                                25

16. Proof Required for Payment                                                25

17. Misstatements                                                             25

18. Change of Maturity Date                                                   25

19. Statement of Account                                                      25

20. Annuity Benefits                                                          26

21. Annuity Payment Options                                                   26

                            SECTION 1: SCHEDULE PAGES

Owner:                                 [John Doe]

Oldest Owner's Age:                    [65]

Oldest Owner's Sex:                    [Male]

Contract Number:                       [13000000]

Initial Premium Payment:               [$100,000.00]

Contract Date:                         [March 9, 2009]

Maturity Date:                         [March 9, 2039]

Annuitant:                             [John Doe]

Annuitant Age:                         [65]

Annuitant Sex:                         [Male]

[Joint Annuitant:                      [Jane Doe]

Joint Annuitant Age:                   [65]

Joint Annuitant Sex:                   [Female]]

Beneficiary:                           [As specified later in this Section 1]

Death Benefit Option:                  [1 - Return of Premium]

Maximum Annuitant Annuitization Age:   [95]

Maximum Owner Annuitization Age:       [95]

Terminal Illness Period:               [6 months]

Elimination Period                     [120 days]

Maximum Guaranteed
Interest Account Percentage:           [5%]

Guaranteed Minimum Interest Rate:      [1.00% for the calendar year of issue]

Minimum DCA Transfer Amounts:

   Monthly                             [$25]
   Quarterly                           [$75]
   Semi-Annual                         [$100]
   Annual                              [$300]

GIA Transfer Limit:                    [12 transfers per Contract Year]

Maximum GIA Transfer Amount            [$1,000]

Maximum GIA Transfer Percentage        [25%]

GIA Payment Limit                      [$250,000]

Minimum Withdrawal Amount:             [$100]

Minimum Premium Payment:               [$200]

Maximum Premium Payment:               [$1,000,000]

Maximum Aggregate Premium Payment:     [$5,000,000]

Assumed Investment Rate:               [4.5%]


VASP-STND2                              3                                     ME

Owner:                                 [John Doe]

Contract Number:                       [13000000]

                           Premium Allocation Schedule

[Guaranteed Interest Account:          50%

3 Year Guarantee Period:               25%

Money Market #122:                     25%]

Owner:                                 [John Doe]

Contract Number:                       [13000000]

INVESTMENT OPTION FEES

Daily Mortality and Expense Risk Fee:   [0.001979% (Based on an annual rate of
                                        0.725%)]

Daily Administrative Fee:               [0.000342% (Based on an annual rate of
                                        0.125%)]

CONTRACT CHARGES

[Tax charge:                            0.00% of each premium payment]

Maximum Transfer Charge:                [$25 per transfer]

Annual Administrative Charge:           [$35. Charge is waived if Contract Value
                                        exceeds $50,000.]

Surrender Charge:                       Deducted in accordance with the
                                        following Surrender Charge Schedule*

                                        Complete Years from
                                          receipt of each     Surrender Charge
                                          Premium  Payment       Percentage
                                        -------------------   ----------------
                                                [0                   9%
                                                 1                   8%
                                                 2                   7%
                                                 3                   6%
                                                 4                   5%
                                                 5                   4%
                                                 6                   3%
                                                 7                   2%
                                                 8                   1%
                                                 9+                  0%]

*    See Section 9 for a description of how these charges are determined.

Owner:                                 [John Doe]

Contract Number:                       [13000000]

BENEFICIARY

[Jack Doe]


VASP-STND2                              6                                     ME

                            SECTION 1: SCHEDULE PAGES

Owner:                                 [John Doe]

Oldest Owner's Age:                    [65]

Oldest Owner's Sex:                    [Male]

Contract Number:                       [13000000]

Initial Premium Payment:               [$100,000.00]

Contract Date:                         [March 9, 2009]

Maturity Date:                         [March 9, 2039]

Annuitant:                             [John Doe]

Annuitant Age:                         [65]

Annuitant Sex:                         [Male]

[Joint Annuitant:                      [Jane Doe]

Joint Annuitant Age:                   [65]

Joint Annuitant Sex:                   [Female]]

Beneficiary:                           [As specified later in this Section 1]

Death Benefit Option:                  [1 - Return of Premium]

Maximum Annuitant Annuitization Age:   [95]

Maximum Owner Annuitization Age:       [95]

Terminal Illness Period:               [6 months]

Elimination Period                     [120 days]

Maximum Guaranteed
Interest Account Percentage:           [5%]

Guaranteed Minimum Interest Rate:      [1.00% for the calendar year of issue]

Minimum DCA Transfer Amounts:

   Monthly                             [$25]
   Quarterly                           [$75]
   Semi-Annual                         [$100]
   Annual                              [$300]

GIA Transfer Limit:                    [12 transfers per Contract Year]

Maximum GIA Transfer Amount            [$1,000]

Maximum GIA Transfer Percentage        [25%]

GIA Payment Limit                      [$250,000]

Minimum Withdrawal Amount:             [$100]

Minimum Premium Payment:               [$200]

Maximum Premium Payment:               [$1,000,000]

Maximum Aggregate Premium Payment:     [$5,000,000]

Assumed Investment Rate:               [4.5%]


VASP-ENH2                               7                                     ME

Owner:                                 [John Doe]

Contract Number:                       [13000000]

                           Premium Allocation Schedule

[Guaranteed Interest Account:          50%

3 Year Guarantee Period:               25%

Money Market #122:                     25%]

Owner:                                 [John Doe]

Contract Number:                       [13000000]

                              PREMIUM ENHANCEMENTS

Premium Enhancement/1/:             Determined in accordance with the following
                                    Premium Enhancement Table

                      Premium Enhancement Percentage Table

              Age of Oldest Owner on Contract Date Less than Age 81

                 Net Cumulative Premium Payment/2/
Contract Years            up to $5,000,000
--------------   ---------------------------------
      1+                       [7.0%]

Premium Enhancement End Date:       the Contract Anniversary immediately
                                    following the [Oldest Owner's/Annuitant's]
                                    [80th] birthday

Additional Enhancement Period/3/:   [the 90 day period] measured from the
                                    Contract Date

/1/ A Premium Enhancement is an amount we will credit to the Contract Value at the time the initial premium payment and each subsequent premium payment is received at our Annuity Operations Division. Premium Enhancements are not considered premium payments, but rather are always considered Earnings credited to the contract at the time of receipt of each premium payment. No Premium Enhancements, however, will be credited to the Contract Value after the Contract Anniversary immediately following the Premium Enhancement End Date (shown above). Whenever a premium payment is received, we first determine the Net Cumulative Premium Payment. The amount of each Premium Enhancement credited to the Contract Value is based on the Net Cumulative Premium Payment then in effect and the applicable Premium Enhancement Percentage in accordance with the Premium Enhancement Table shown above. Premium Enhancements are payable from our General Account.

     Unless we agree otherwise, each Premium Enhancement is allocated to the Investment Options in the same ratio as the applicable premium payment is allocated.

     Premium Enhancements are not considered premiums when determining certain death benefit options, as specified in Section 13, or any optional living benefit riders.

     Premium Enhancements are not included in the Contract Value during the Right To Return This Contract provision, and therefore not included in the amount refunded. Premium Enhancements are not considered premiums.

/2/ "Net Cumulative Premium Payment" is added, and means on the Contract Date, an amount equal to the initial premium payment. Thereafter, on each day while this contract is in force, the Net Cumulative Premium Payment is equal to the sum of all premium payments received less the sum of all Gross Withdrawals.

     Under Definitions, the term "Adjusted Premium" means any premium payment or Premium Enhancement allocated to the Guaranteed Interest Account, as adjusted to include any interest credited on and any contract charges or withdrawals deducted from such premium payment.

     Under Definitions, the term "Net Contract Value" means the Contract Value less the value of any Premium Enhancements.


                                        9                                     ME

Owner:                                 [John Doe]

Contract Number:                       [13000000]

/3/ Premium payments received during the Additional Enhancement Period will be aggregated for purposes of determining the applicable Premium Enhancement Percentage. If no withdrawals have been made, and a premium payment received during the Additional Enhancement Period results in the aggregate of all premium payments received during such period to qualify for a higher Premium Enhancement Percentage, then the applicable next higher Premium Enhancement Percentage will apply to that specific premium payment. Such specific premium payment is referred to as the Trigger Premium. Each premium payment received after the Trigger Premium during the Additional Enhancement Period will also qualify for the applicable next higher Premium Enhancement Percentage. Furthermore, during the Additional Enhancement Period, any premium payments received prior to the Trigger Premium will qualify for an increase in the Premium Enhancement Percentage. Such increase is equal to A minus B, where:

          A = the applicable higher Premium Enhancement Percentage as a consequence of aggregating premiums; and

          B = the actual Premium Enhancement Percentage previously applied including any previous increases to that percentage.

     Such increase will be effective on the date of receipt of the Trigger Premium. If any withdrawals have been made during the Additional Enhancement Period, we will continue to determine the applicable Premium Enhancement Percentage as specified above, except that any premium payments received prior to the Trigger Premium will not qualify for an increase in the Premium Enhancement Percentage.

     Under Definitions, the term "Gross Withdrawal" means the amount deducted from the Contract Value as a consequence of your request for a withdrawal, including the requested amount, any applicable Surrender and Premium Enhancement Recapture Charges and any applicable taxes.

     Under Definitions, the term "Net Withdrawal" means the payment you will receive as a consequence of your request for a withdrawal, provided sufficient Contract Value is available. The Net Withdrawal is equal to the Gross Withdrawal, less any applicable Surrender and Premium Enhancement Recapture Charges, and any applicable taxes.

     Premium Enhancements will be included in the determination of Accumulation Units in the same manner as premium payments.

     With respect to the GIA Account, interest will be credited to any Premium Enhancement in the same manner as premium payments.

     Prior to the Maturity Date, you may surrender your contract or withdraw a portion of your Contract Value, without a Surrender Charge or Premium Enhancement Recapture Charge, under the Nursing Home or Terminal Illness Waiver, if the conditions provided in the contract are satisfied.

     When Surrender Charges are waived due to either the Nursing Home or Terminal Illness Waiver, any Premium Enhancements not previously assessed a Premium Enhancement Recapture Charge that are credited during the [12] months prior to the date of surrender or withdrawal, will be deducted from the Contract Value prior to payment of the surrender or withdrawal.

     Any death benefit proceeds will be reduced by any Premium Enhancements not previously assessed a Premium Enhancement Recapture Charge credited during the [12] months prior to the date of death, unless the Spousal Continuation Option is in effect, as specified in the contract. In no situation will we recapture an amount that would result in death proceeds after recapture to be less than 100% of premium payments less "Adjusted Partial Withdrawals.

     Any Premium Enhancement, not previously assessed a Premium Enhancement Recapture Charge, that is credited during the [24] months prior to election of an Annuity Payment Option, will be deducted from the Contract Value prior to calculation of annuity payments.

     Item (3) of the Net Investment Factor provision in Section 6: Separate Account and Investment Options, has been replaced with the following:

     "3. for each calendar day in the business period subtracting from the result of ((1) divided by (2)), an amount equal to the Mortality and Expense Risk Fee plus the Daily Administrative Fee, Premium Enhancement Fee and any daily tax fee."


                                       10                                     ME

Owner:                                  [John Doe]

Contract Number:                        [13000000]

INVESTMENT OPTION FEES

Daily Mortality and Expense Risk Fee:   [0.001979% (Based on an annual rate of
                                        0.725%)]

Daily Administrative Fee:               [0.000342% (Based on an annual rate of
                                        0.125%)]

CONTRACT CHARGES

[Tax charge:                            0.00% of each premium payment]

Maximum Transfer Charge:                [$25 per transfer]

Annual Administrative Charge:           [$35. Charge is waived if Contract Value
                                        exceeds $50,000.]

Surrender Charge:                       Deducted in accordance with the
                                        following Surrender Charge Schedule*

                                        Complete Years from
                                          receipt of each     Surrender Charge
                                          Premium  Payment       Percentage
                                        -------------------   ----------------
                                                [0                   9%
                                                 1                   8%
                                                 2                   7%
                                                 3                   6%
                                                 4                   5%
                                                 5                   4%
                                                 6                   3%
                                                 7                   2%
                                                 8                   1%
                                                 9+                  0%]

     *    See Section 9 for a description of how these charges are determined.

Owner:                                 [John Doe]

Contract Number:                       [13000000]

                  PREMIUM ENHANCEMENT FEE AND RECAPTURE CHARGE

Premium Enhancement Fee/1/:                              Premium Enhancement Fee
                              Number of Contract Years          Percentage
                              ------------------------   -----------------------
                                     [Lifetime]                  [0.80%]

Premium Enhancement Recapture Charge/2/:   Deducted in accordance with the
                                           following Premium Enhancement
                                           Recapture Charge Schedule*

                             Complete Years from receipt   Percentage of Premium
                               of each Premium Payment          Enhancement
                             ---------------------------   ---------------------
                                         0+                          0%

/1/  Premium Enhancement Fee

The Premium Enhancement fee is deducted daily in accordance with the Premium Enhancement Fee table shown above. Each Investment Option bears a pro rata share of such expense based on the proportionate value of each of the Investment Options.

/2/  Premium Enhancement Recapture Charge

A Premium Enhancement Recapture Charge may apply to part or all Premium Enhancements credited upon surrender or withdrawal. For each withdrawal, or upon surrender, we will determine the amount of the Premium Enhancement, if any, that corresponds to the portion of the premium payments being withdrawn. Any Premium Enhancement that corresponds to the premium payments withdrawn in excess of the Free Withdrawal Amount will be subject to the Premium Enhancement Recapture Charge. The Premium Enhancement Recapture Charge will be applied against corresponding premium payments on a first-in, first-out ("FIFO") basis, based on the period of time from the date we received the corresponding premium payment to the date of withdrawal. The Premium Enhancement Recapture Charge is equal to the applicable Premium Enhancement Percentage, shown in the Premium Enhancement Percentage Table (see schedule pages), multiplied by the applicable portion of the Premium Enhancement. Item A under the Free Withdrawal Amount provision of the contract equals the sum of all premium payments not previously withdrawn that are no longer subject to Surrender or Premium Enhancement Recapture Charges. Premium Enhancement Recapture Charges are waived when the conditions under Section 12 are satisfied.

Owner:                                 [John Doe]

Contract Number:                       [13000000]

BENEFICIARY

[Jack Doe]


VASP-ENH2                              13                                     ME

                             SECTION 2: DEFINITIONS

The term "Account" means an Investment Option or a Guaranteed Interest Account.

The term "Accumulation Unit" means a standard of measurement as described
Section 6, used to determine the value of this contract and its interest in the Investment Options prior to the Maturity Date and for amounts held under Annuity Payment Option L.

The term "Accumulation Unit Value" is as specified in Section 6.

The term "Adjusted Premium" means any premium payment allocated to the Guaranteed Interest Account as adjusted to include any interest credited on and any contract charges or withdrawals deducted from such premium payment.

The term "Age" means the age of the individual on his or her last birthday.

The term "Annuitant or Joint Annuitant" means the person or persons on whose continuation of life or lives the annuity benefit is based upon for this contract. The Annuitants are shown in the schedule pages when the contract was issued. Unless otherwise prohibited by the terms of this contract and any attachments, the Annuitant or Joint Annuitant may be changed prior to the Maturity Date. There may, however, be tax consequences.

The term "Annuity Unit" means a standard of measurement used to determine the amount of each periodic payment made under Variable Annuity Payment Options I, J, K, M and N. The number of Annuity Units in each Investment Option with assets under the chosen option is equal to the portion of the first payment provided by that Investment Option divided by the Annuity Unit Value for that Investment Option on the first Payment Calculation Date.

The term "Annuity Unit Value" means a standard of measurement for determining the value of each Investment Option. On the first business day selected by us, we set all Annuity Unit Values in each Investment Option of the Separate Account at $1.000000. The Annuity Unit Value on any subsequent business day is equal to the Annuity Unit Value of the Investment Option on the immediately preceding business day multiplied by the Net Investment Factor for that Investment Option for the business period divided by 1.000000 plus the rate of interest for the number of days in the business period based on the Assumed Investment Rate.

The term "Assumed Investment Rate" means an assumed investment rate as specified in the schedule pages. We use this rate to determine the first payment under variable Annuity Payment Options I, J, K, M and N. Future payment amounts under these options will depend on the relationship between the Assumed Investment Rate and the actual investment performance of each Investment Option as reflected in the Investment Option's Annuity Unit Value. The Assumed Investment Rate is the net annual investment return that will need to be earned by each Investment Option of the Separate Account for there to be no reduction in the amount of the monthly payments under these options.

The term "Beneficiary" is as defined in Section 4.

The term "business day" means any day that we are open for business and the New York Stock Exchange is open for trading. The Accumulation Unit Value of an Investment Option will be determined at the end of each business day. We will deem each business day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

The term "business period" means the period in days from the end of one business day through the next business day.

The term "Contract Anniversary" means the same day and month of each year as the Contract Date following the Contract Date. If the day does not exist in a month, the last day of the month will be used.

The term "Contract Date" means the date this Contract is issued and the date from which Contract Years are measured. The Contract Date is shown in the schedule pages. The contract will begin in effect on the Contract Date provided your premium payment is received and the Owner is alive.

The term "Contract Value" means the sum of the values under the contract of all Accumulation Units held in the Investment Options of the Separate Account, and the Adjusted Premium payments held in the Guaranteed Interest Account.

The term "Contract Year" means the 12-month period beginning on the Contract Date and each 12-month period thereafter

The term "Earnings" equals the excess of Contract Value over premiums not previously withdrawn from the contract.


                                       14                                     ME

The term "Eligible Premium Payments" means premium payments received that (i) are still subject to Surrender Charges, and (ii) have not been previously withdrawn with an associated Surrender Charge.

The term "Elimination Period" means the minimum period of time which an Owner must be confined to a Licensed Nursing Home for the Nursing Home Waiver to be exercised. For further details see Section 12.

The term "GIA Payment Limit" means the maximum amount of cumulative premium payments that can be made to the GIA in any one-week period.

The term "Gross Withdrawal" means the amount deducted from the Contract Value as a consequence of your request for a withdrawal, including the requested amount, any applicable Surrender Charges and any applicable taxes.

The term "Investment Option" means one of the subaccounts of the Separate Account to which assets under this contract may be allocated.

The term "Maturity Date" means the date annuity payments commence in the form of an Annuity Payment Option. The Maturity Date is as shown in the schedule pages or as later changed. For further details see Section 18.

The term "Maximum Annuitant Annuitization Age" means the Annuitant's age that determines the latest possible Maturity Date. For further details see section 18.

The term "Maximum GIA Transfer Amount" means the maximum amount that may be transferred from the GIA at any one time.

The term "Maximum GIA Transfer Percentage" means the maximum percentage of the value of the GIA that may be transferred from the GIA at any one time.

The term "Maximum Owner Annuitization Age" means the Owner's age that determines the latest possible Maturity Date. For further details see section 18.

The term "Monthly Processing Date" means the same day of each month as the Contract Date. If the day does not exist in a month, the last day of the month will be used.

The term "Net Contract Value" means the sum of the values under the contract of all Accumulation Units held in the Investment Options of the Separate Account, and the Adjusted Premium payments held in the Guaranteed Interest Account.

The term "Net Withdrawal" means the payment you will receive as a consequence of your request for a withdrawal, provided sufficient Contract Value is available. The Net Withdrawal is equal to the Gross Withdrawal, less any applicable Surrender Charges, and any applicable taxes.

The term "Owner" or "Owners" means the person, persons, or entity with ownership rights in the Contract. The Owner is as shown in the schedule pages or as later changed. For further details see Section 4.

The term "Payment Calculation Date" means the date we calculate annuity payments under a variable payment annuity option. The first Payment Calculation Date is the business day on or next following the Maturity Date unless we agree otherwise. After the first Payment Calculation Date, we will calculate payments on the same date each month. We use the next following business day if such date is not a business day.

The term "Payment Date" means the business day on which a premium payment is received at our Annuity Operations Division unless it is received after the close of the New York Stock Exchange, in which case it will be the next business day.

The term "spouse" is as defined under Federal law and specifically does not include a Civil Union or Domestic Partner.

The term "Surrender Value" is as defined in Section 9.

The terms "we, us, and our" refer to the Company.

The terms "written request" and "written notice" mean a request or notice we receive in writing at our Annuity Operations Division in a form satisfactory to us.

The terms "you" and "your" refer to the Owner(s) of this contract, as defined in
Section 4.


                                       15                                     ME

                           SECTION 3: ENTIRE CONTRACT

This contract is an agreement between the Owner(s) and the Company. This contract and any attachments comprise the entire contract. The contract will be in effect on the Contract Date provided the initial premium is received and the Owner is alive. Any change in terms of this contract, as required to conform with law, must be signed by one of our executive officers and countersigned by another one of our executive officers. Any benefits payable under this contract are payable at our Annuity Operations Division. All paid-up annuity, surrender, and death benefits under this contract are not less than the minimum benefits required by any statute of the state where this contract is delivered or issued for delivery. Any additional amounts we credit to the contract will be treated as any other gain in the contract and will increase the paid-up annuity, cash surrender, and death benefits. Paid-up annuity, cash surrender benefits and death benefits will be reduced by any withdrawals.

                    SECTION 4: OWNER(S) AND BENEFICIARY(IES)

Owner(s)

The Owner is the person, persons, or entity, with sole and absolute power to exercise all rights and privileges without the consent of any other party, except as otherwise provided by this contract or unless you provide otherwise by written notice. If there is more than one Owner, all Owners must consent to any changes. If no Owner is named, the Annuitant will be the Owner. Under contracts used with certain qualified plans or IRAs, the Owner must be the Annuitant. If you are a non-natural Owner, any change to or the death of the Annuitant will be treated as the death of an Owner. Under certain circumstances, more than one Owner may be named. If an Owner dies, all rights vest equally in the surviving Owners. If any Owner dies prior to the Maturity Date, the death benefit will be paid as provided in Section 13.

Beneficiary(ies)

The Beneficiary is the person who receives death benefits under this contract. If there is no surviving Beneficiary when the death benefit becomes payable in accordance with Section 13, the Owner will be the Beneficiary. If the Owner is not living, then the estate of the Owner will be the Beneficiary.

The Owner(s) and the Beneficiary will be as shown in the contract unless you change them or they are changed by the terms of this section.

Changes

While this contract is in effect, you may change the Beneficiary. You may also change the Owner or Annuitant with our consent. You may only change the Owner by transferring ownership of the entire contract between spouses or to a non-grantor trust for the benefit of a natural person(s). If the Owner is a natural person, you may change Annuitant(s) or name a new Annuitant upon the death of the Annuitant prior to the Maturity Date. If you do not name a new Annuitant, and the Owner is a natural person, the Owner will become the Annuitant.

A request to make any changes must be made by written request. If there is more than one Owner, all Owners must sign the request. When we receive it, the change will be effective as of the date it was signed by the last Owner to sign, whether or not an Owner or Annuitant is then alive. The change, however, will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we received and filed the notice.

Your exercise of any rights will, to the extent thereof, assign, release, or surrender the interest of the Annuitant and all beneficiaries and Owners under this contract.

                   SECTION 5: PREMIUM PAYMENTS AND ALLOCATION

Premium

This contract will begin in effect on the Contract Date provided the initial premium payment is received by us and the Owner is alive. The initial premium payment is due on the Contract Date. The amount applied to this contract will be the premium payments received, minus a deduction for any applicable tax including premium tax where applicable. Premium payments are payable at our Annuity Operations Division, but the initial premium payment may be given to an authorized agent for forwarding to our Annuity Operations Division. No benefit associated with any such premium payment will be provided until it is actually received by us at our Annuity Operations Division. Premium payments are subject to the following conditions:

     (a) Each premium payment must be at least equal to the Minimum Premium Payment shown in the schedule pages.

     (b) The maximum premium that may be deposited to this contract in any Contract Year is the Maximum Premium Payment shown in the schedule pages.

     (c) The aggregate of all premium payments paid while the contract is in force may not exceed the Maximum Aggregate Premium Payment shown in the schedule pages.

     (d) The maximum premium that may be deposited in any Investment Option in any Contract Year is the Maximum Premium Payment less any amount previously transferred to such Investment Option in such year.

     (e) The maximum premium that may be deposited in the Guaranteed Interest Account, if available, is equal to the Maximum Guaranteed Interest Percentage of the Maximum Premium Payment, but not to exceed the GIA Payment Limit, if any, as shown in the schedule pages.

     (f) No premium payments may be deposited to the Guaranteed Interest Account, if available, after the end of the tenth Contract Year.

     (g) No premium payments may be made to this contract after the 85th birthday of either the Owner or Annuitant.

     (h) Premium payments may be made to this contract only prior to the Maturity Date.

Upon request we will consider waiving any of the above conditions.

Premium Tax

A charge for a premium tax or a similar tax, if any, will be deducted either from premiums or from the Contract Value if and when such tax is incurred by us. However, if premium taxes or similar taxes are incurred by us at the time premiums are paid and we defer the deduction for such taxes, then a deduction will be made upon any withdrawal under Section 9 and either on the date the contract is surrendered, the Maturity Date, or the date of payment of the Death Benefit. Such deduction will be equal to the tax percentage multiplied by (i) in the case of withdrawals, the Gross Withdrawal, (ii) in the case of surrender or annuitization, the Contract Value as of the Surrender Date or the Maturity Date as the case may be, or (iii) in the case of death, the Death Benefit as of the date of receipt of due proof of death. The tax percentage is equal to the percentage of premium which the premium tax or similar tax in question constitutes.

Premium Allocation

Each premium payment will be allocated on its Payment Date to the Guaranteed Interest Account and Investment Options according to the investment allocation instructions then in effect. The initial investment allocation is elected by you. You may elect to change the investment allocation. A change in investment allocation will be effective as of the end of the business day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero, and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers. We have the right to impose a limit on the number and frequency of such changes and to set minimum and maximum percentages that may be allocated to any Investment Option or the Guaranteed Interest Account. Unless agreed otherwise, allocations to the Guaranteed Interest account are limited to the Maximum Guaranteed Interest Account Percentage, shown in the schedule pages, for each premium payment.

               SECTION 6: SEPARATE ACCOUNT AND INVESTMENT OPTIONS

Assets under this contract may be allocated to the Investment Options of the Separate Account or the Guaranteed Interest Account ("GIA").

Separate Account and Investment Options

The Phoenix Life Variable Accumulation Account is a Separate Account established by our Company under New York Law and is registered as a unit investment trust under the Investment Company Act of 1940. The Separate Account contains various Investment Options that have different investment objectives.


                                       17                                     ME

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All income, gains and losses, realized and unrealized, of the Separate Account are credited to or charged against the amounts placed in the Separate Account without reference to other income, gains and losses of our General Account. The assets of the Separate Account are owned solely by us and we are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that we may conduct. The assets of the Separate Account will be valued at least as often as any policy benefits vary, but at least monthly.

We use the assets of the Separate Account to buy shares of the underlying fund(s) of this policy according to your most recent allocation instruction on file with us. The underlying fund(s) are registered under the Investment Company Act of 1940 as open-end, management investment companies. Assets of each Investment Option are invested in shares of the corresponding underlying fund Series.

No change will be made in the investment policy of any of the Investment Options of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York. The approval process is on file with the Department of Insurance.

Addition, Deletion, or Substitution of Investment Options

We have the right, subject to compliance with applicable law, to add, delete, or substitute Investment Options of the Separate Account, including asset allocation models and strategies, combine the Separate Account into another Separate Account, transform the Separate Account into a mutual fund, and/or deregister the Separate Account under the Investment Company Act of 1940. We also reserve the right to eliminate the shares of any underlying fund(s) if they are no longer available for investment, or if we believe investing in any underlying fund(s) is no longer appropriate for the purposes of the Separate Account.

Share of Separate Account Investment Option Values

The share of this policy in the value of each Investment Option of the Separate Account on a business day is the Accumulation Unit Value of that Investment Option on that date multiplied by the number of this policy's Accumulation Units in that Investment Option after all transactions for the business period ending on that day have been processed. For any day which does not fall on a business day, the share of this policy in the value of each Investment Option of the Separate Account is determined using the number of Accumulation Units on that day after all transactions for that day have been processed and the Accumulation Unit Values on the next business day.

Accumulation Units

The number of Accumulation Units credited to each Investment Option of the Separate Account will be determined by dividing the premium payment and transfer amount applied to that Investment Option by the Accumulation Unit Value of that Investment Option on the Payment Date.

Accumulation Unit Value

The Accumulation Unit Value of each Investment Option of the Separate Account was set up by us on the first business day of each such Investment Option. The Accumulation Unit Value of an Investment Option of the Separate Account on any other business day is determined by multiplying the Accumulation Unit Value of that Investment Option on the immediately preceding business day by the Net Investment Factor for that Investment Option for the then current business period. The Accumulation Unit Value of each Investment Option of the Separate Account on a day other than a business day is the Accumulation Unit Value on the next business day. The Accumulation Unit Value of each Investment Option of the Separate Account on a business day is determined at the end of that day.

Annuity Unit Value

On the first business day selected by us, we set all Annuity Unit Values in each Investment Option of the Separate Account at $1.000000. The Annuity Unit Value on any subsequent business day is equal to the Annuity Unit Value of the Investment Option on the immediately preceding business day multiplied by the Net Investment Factor for that Investment Option for the business period divided by 1.000000 plus the rate of interest for the number of days in the business period based on the Assumed Investment Rate.


                                       18                                     ME

Net Investment Factor

The Net Investment Factor for each Investment Option of the Separate Account is determined by the investment performance of the assets underlying the Investment Option for the business period just ended. The Net Investment Factor is equal to
1.000000 plus the applicable net investment rate for the business period. The net investment rate is determined by:

     1. taking the sum of the accrued net investment income and capital gains and losses, realized or unrealized, of the Investment Option for the business period. The net investment income is affected by an investment advisory expense fee which is deducted from the funds in which the assets of the Investment Options of the Separate Account are invested; and

     2. dividing the result of (1) by the value of the Investment Option at the beginning of the business period; and

     3. for each calendar day in the business period subtracting from the result of ((1) divided by (2)), an amount equal to the Mortality and Expense Risk Fee plus the Daily Administrative Fee and any daily tax fee.

                           SECTION 7: TRANSFER OPTIONS

Transfers

Except as provided below, you may elect to transfer amounts among the Accounts up to twelve times in a Contract Year. If additional transfers are requested, the Company reserves the right to prohibit such transfers or impose a transfer charge, not to exceed the Maximum Transfer Charge, shown in the schedule pages, for each transfer in excess of twelve. You may not exceed the GIA Transfer Limit, as specified in the schedule pages, when transferring from the GIA, unless the Dollar Cost Averaging ("DCA") Program or Asset Rebalancing Program is in effect. After the first Contract Year, a transfer into the GIA will not be permitted if such transfer would cause the percentage of the Contract Value in the GIA to exceed the Maximum Guaranteed Interest Account Percentage shown in the schedule pages. Any transfer charge will be deducted from the Investment Options or the GIA from which the amounts are to be transferred with each such Investment Option or GIA bearing a pro-rata share of the transfer charge. The value of each Investment Option will be determined on the business day that coincides with the date of transfer. Any Accumulation Units held under an Investment Option of the Separate Account or Adjusted Premiums held under the GIA as a result of any transfer shall retain its original Payment Date for purposes of determining the Surrender Charge. We have the right to prohibit a transfer less than 30 days prior to the Maturity Date. Transfers may be made by written request or by telephone or internet notification if a currently valid written authorization to make changes in this manner is on file with us.

We have the right to require that a period of at least six months have elapsed between transfers from the GIA. Except as otherwise provided under the DCA Program, transfers from the GIA cannot exceed the higher of the Maximum GIA Transfer Amount or the Maximum GIA Percentage of the value of the GIA, as shown in the schedule pages.

DCA Program

Under the Dollar Cost Averaging Program ("DCA Program"), funds may be transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis subject to the Minimum DCA Transfer Amounts shown in the schedule pages. We may require an initial minimum value in the Account from which funds will be transferred. Funds may be transferred out of only one Account, but may be allocated to multiple Accounts. We will provide notice if we make any change in this restriction. Under the DCA Program, you may transfer approximately equal amounts from the GIA over a minimum 6-month period.

Enhanced DCA Program

New premium under a Dollar Cost Averaging Program may qualify for an enhanced interest rate if an Enhanced DCA Program is in effect. Under an Enhanced DCA Program, new premium payments will be credited with an enhanced interest rate. Each month, amounts will be transferred out automatically to the eligible Investment Options you select, over a period determined by the terms of the enhanced program in effect.


                                       19                                     ME

Asset Rebalancing Program

Under the Asset Rebalancing Program, funds are transferred automatically among the Investment Options on a monthly, quarterly, semi-annual, or annual basis to maintain the allocation percentages elected by you. Transfers to or from the GIA are not permitted under the Asset Rebalancing program. We have the right to prohibit the Asset Rebalancing and DCA Programs to be in effect at the same time.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next business day following your request for the month that applies. If the value in the applicable Account is below the amount to be transferred, then the entire remaining balance will be transferred and the DCA or Asset Rebalancing Programs will be complete. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time upon written request. Termination will be effective on the first business day following our receipt of notice satisfactory to us. You may subsequently provide written request to initiate a new DCA or Asset Rebalancing Program. Such request will be effective on the first business day following our receipt of notice satisfactory to us.

We have the right, in our sole and absolute discretion, to temporarily or permanently modify or terminate transfer privileges, or reject any specific order from anyone including the Owner, market-timing organization, or individual, or other party authorized to give transfer orders whose transactions would constitute Disruptive Trading as determined by us or an underlying fund company. Disruptive Trading includes, but is not limited to, frequent purchases, redemptions and transfers, transfers into and out of an Investment Option in a short period of time, and transfers of large amounts at one time. In addition to restricting or terminating transfer privileges we also reserve the right to limit the dollar amount and frequency of transfers, impose redemption fees on short-term trading, restrict the method of making transfers, and to require a holding period for some Investment Options. We also reserve the right to not accept batch transfer instructions from anyone acting under powers of attorney for multiple Owners, unless we have entered into a third-party transfer service agreement. Such transfer limitations could be applied to transfers to or from some or all of the Accounts. These limitations, individually or in aggregate, may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other Owners. Any termination, restriction, or limitation on transfer privileges will be administered in a non-discriminatory manner. If we reject a transfer for any of these reasons, we will notify you of our decision in writing. We do not include transfers made pursuant to the DCA or Asset Rebalancing Program when applying our Disruptive Trading policy.

                     SECTION 8: GUARANTEED INTEREST ACCOUNT

Guaranteed Interest Account (GIA)

This contract contains a Guaranteed Interest Account ("GIA") to which premium payments may be allocated. The GIA is not part of the Separate Account. It is accounted for as part of our General Account. We have the right to add other Guaranteed Interest Accounts subject to approval by the insurance supervisory official of the state where this contract is delivered.

We have the right to impose a GIA Payment Limit, as shown on the schedule pages. We have the right to impose a Maximum Guaranteed Interest Account Percentage limiting the amount of premium that can be allocated to the GIA and the amount of Contract Value that can be transferred to the GIA. We will credit interest daily on any amounts held under the GIA at such rates as we shall determine at an effective annual rate of interest never less than the Guaranteed Minimum Interest Rate shown in the schedule pages. At least monthly, we will set a one-year interest rate that will apply to any premium payment made to the GIA. When a one year period for any premium payment ends, their Adjusted Premiums will receive a new one-year interest rate. That rate will remain in effect for such premium payments, or their resulting Adjusted Premium, for an initial period of one year. In addition to the rate applicable to the initial one-year period, we may credit additional interest for periods less than one year. Upon expiry of the initial one year period, and for any premium payments, or Adjusted Premiums whose one-year interest rate has just ended, shall be the same rate that applies to new premium payments made during the calendar week in which the one-year period expired. Such rate shall likewise remain in effect for such Adjusted Premiums for a subsequent period of one full year.


                                       20                                     ME

                 SECTION 9: WITHDRAWALS, SURRENDER, TERMINATION

Withdrawals

You may request a withdrawal from the Contract Value at any time prior to the Maturity Date, or at any time for amounts held under variable Annuity Payment Options K or L. Such withdrawals must be by written request and must include any tax withholding information we may reasonably require. Applicable Surrender Charges will be applied as described in this Section 9 and in Section 10. The Contract Value of each Account will be reduced proportionately, unless otherwise agreed upon, by the Gross Withdrawal. The payment you will receive is the Net Withdrawal.

Free Withdrawal Amount

In each Contract Year, you may withdraw a portion of your Contract Value free of any Surrender Charge. This portion is called the Free Withdrawal Amount. The Free Withdrawal Amount is equal to A plus B, less C, where:

     A    = the sum of all premium payments not previously withdrawn that are no longer subject to Surrender Charges

     B    = 10% of Eligible Premium Payments

     C    = Prior free amounts taken within the same Contract Year

Surrender

You may request to surrender your contract at any time prior to the Maturity Date. Surrenders must be by written request and must include any tax withholding information we may reasonably require. Applicable Surrender Charges will be applied as described in this Section 9 and in Section 10. The payment you will receive is the Surrender Value. The Surrender Value is an amount equal to the Contract Value less any applicable charges and taxes.

Surrender Charge

A Surrender Charge may apply to a withdrawal or surrender, depending on the date and amount of such withdrawal or surrender. Each premium payment has its own surrender schedule. In order to determine the premium payments subject to a Surrender Charge, withdrawals or surrender will be determined on a first-in, first-out ("FIFO") basis, based on the effective date of each premium payment. The charge is calculated by multiplying the amount of the premium payment being withdrawn still subject to Surrender Charges by the appropriate Surrender Charge Percentage shown in the Surrender Charge Schedule in the schedule pages, based on the date of receipt of each premium payment. Surrender Charges will be applied to the portion of the Contract Value surrendered or withdrawn in excess of the free withdrawal amount, up to the total of all premium payments received less prior withdrawals for which a Surrender Charge was applied. You may elect to apply the amount withdrawn or surrendered to an Annuity Payment Option described in Section 23.

Systematic Withdrawal Program

Prior to the Maturity Date, you may withdraw amounts automatically on a monthly, quarterly, semi-annual or annual basis under the Systematic Withdrawal Program. You may elect to participate in the Systematic Withdrawal Program at any time by sending a written notice to us.

The minimum initial and subsequent withdrawal amounts must be at least $100. Withdrawals made under the Systematic Withdrawal Program will be processed on each Monthly Processing Date and will deduct any applicable tax and Surrender Charge.

You may terminate your participation in the Systematic Withdrawal Program at any time upon written notice. Upon completion of the Systematic Withdrawal Program, you must send a written request if you desire to start another Systematic Withdrawal Program. The Systematic Withdrawal Program cannot continue beyond the Maturity Date. The Company has the right to discontinue the Systematic Withdrawal Program at any time.

Termination

If the Contract Value reduces to zero, the contract will immediately terminate, unless otherwise determined by an attached rider, amendment, or endorsement. We will provide you with notice at your most recent post office address on file at our Annuity Operations Division.


                                       21                                     ME

                           SECTION 10: EXPENSE CHARGES

Charges to cover expenses incurred by us in the distribution and administration of this contract are made in the manner described below.

Mortality and Expense Risk Fee

A Mortality and Expense Risk Fee is deducted from the Contract Value in accordance with the investment option fees indicated in the schedule pages, as shown in the schedule pages. Each Investment Option bears a pro rata share of such expense based on the proportionate value of each of the Investment Options. We reserve the right to lower such fee.

Daily Administrative Fee

A Daily Administrative Fee is deducted from the Contract Value in accordance with the investment option fees indicated in the schedule pages, as shown in the schedule pages. Each Investment Option bears a pro rata share of such expense based on the proportionate value of each of the Investment Options. We reserve the right to lower such fee.

Tax

We may include a charge for a premium tax.

Transfer Charge

A transfer charge is as shown in the schedule pages and described in Section 7.

Annual Administrative Charge

An Annual Administrative Charge, as shown in the schedule pages, is deducted from the Contract Value on each applicable Contract Anniversary. Each Investment Option and GIA bears a pro rata share of such expense. We reserve the right to lower such charge. By agreement with us, you may, instead, elect to pay this charge in cash.

Surrender Charge

A Surrender Charge is deducted as specified in the schedule pages and in
Section 9.

                           SECTION 11: CONTRACT VALUE

Crediting of Accumulation Units and Premiums

We will apply any premium payments we receive on the Payment Date to credit Accumulation Units to one or more Investment Options or to credit purchases to the GIA in accordance with the most recent allocation schedule on file with us. The number of Accumulation Units credited to each Investment Option will be determined by dividing the premium payment applied to that Investment Option by the then current Accumulation Unit Value of that Investment Option. The Accumulation Unit Value of each Investment Option on a business day is determined at the end of that day.

Determination of the Contract Value

Prior to the Maturity Date, the value of an Investment Option of the Separate Account for this contract is determined by multiplying the total number of Accumulation Units under this contract for that Investment Option by the current Accumulation Unit Value of that Investment Option. The Contract Value for amounts held under Variable Payment Annuity Option L is determined in the same manner. The total value of the GIA equals the total value of the Adjusted Premiums. The total Contract Value under this contract equals the sum of the values of each of the Investment Options and the Adjusted Premiums.

The Valuation of Investment Options and Guaranteed Interest Account

The values of the assets in each Investment Option will be calculated in accordance with applicable law and accepted procedures.

The values and benefits of the GIA are not less than those required by the laws of the state where this contract is delivered.

All paid-up annuity, cash surrender, and death benefits under this contract are not less than the minimum benefits required by any statute of the state where this contract is delivered. Any additional amounts we credit to the contract will be treated as any other gain in the contract and will increase the paid-up annuity, cash surrender, and death benefits. Paid-up annuity and cash surrender benefits will be reduced by any withdrawals. The death benefit following a withdrawal will be reduced by the same proportion as the Contract Value is reduced at the time of the withdrawal.


                                       22                                     ME

We guarantee that expense and mortality results shall not adversely affect the dollar amount of variable benefits and other contractual payments and values.

Guaranteed Minimum Interest Rate

The Guaranteed Minimum Interest Rate is the minimum rate of interest we will credit on amounts held in the Guaranteed Interest Account. This rate will never be less than the statutory required minimum interest rate under applicable state insurance law. The Guaranteed Minimum Interest Rate will be set on January 1st of each calendar year and will apply to any deposits, transfers or renewals made during that calendar year. The Guaranteed Minimum Interest Rate will be equal to the 5 Year Constant Maturity Treasury (CMT) Rate, less 1.25%, but will never be less than 1.00% or greater than 3.00%. We will use the 5 Year CMT Rate reported by the Federal Reserve as of the last business day of November of the prior calendar year, rounded to the nearest 1/20th of one percent.

                          SECTION 12: WAIVER PROVISIONS

Nursing Home Waiver

Prior to the Maturity Date, you may surrender your contract or withdraw a portion of your Contract Value, without a Surrender Charge, provided that:

     a.   more than one year has elapsed since the Contract Date, and

     b. the surrender is requested within two years of the Owner's admission into a Licensed Nursing Home Facility, and

     c. the Owner has been confined to a Licensed Nursing Home Facility for at least the preceding Elimination Period.

A Licensed Nursing Home Facility is defined as a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. You must provide us with satisfactory evidence of confinement by written notice.

Terminal Illness Waiver

Prior to the Maturity Date, you may surrender your contract or withdraw a portion of your Contract Value, without a Surrender Charge, provided that we receive proof satisfactory to us of the Owner's Terminal Illness. Terminal Illness is defined as an illness or condition that is expected to result in the Owner's death within the Terminal Illness Period, shown in the schedule pages.

                            SECTION 13: DEATH BENEFIT

The death benefit will be determined by the Death Benefit Option shown in the schedule pages, or as changed following a change of ownership. Under no other circumstances may the Death Benefit Option change after the contract has been issued. No Surrender Charge for the year in which the death occurred will be included in the death benefit calculation. The death benefit provided under this contract is not less than the minimum benefits required under the laws of the state where this contract is delivered or issued for delivery.

Death Before Maturity Date

If the contract is held by a single Owner who dies before the Maturity Date, we will pay the death benefit to the designated Beneficiary upon receipt of a certified death certificate, or any other proof acceptable to us. If there is more than one Owner and one of the Owners dies before the Maturity Date, we will pay the death benefit to the surviving Owner(s), if any, who will be deemed to be the designated Beneficiary(s).

Spousal Continuation Option

If the spouse of a deceased Owner is entitled to receive all or some portion of the death benefit, the spouse may elect to continue the contract as the new Owner. This election is allowed only prior to the Maturity Date and can be elected only one time. When the spouse elects to continue the contract, the death benefit that the spouse is entitled to receive will become the new Contract Value for the continued contract and the current Death Benefit Option will remain in effect.


                                       23                                     ME

If the contract is owned by a non-natural person, such as a trust, and the Annuitant dies before the Maturity Date, we will pay the death benefit to the Owner. If a Joint Annuitant dies prior to the Maturity Date, a death benefit is not paid. The Owner may appoint a new Joint Annuitant.

Death Benefit of the Contract

The death benefit under this contract is equal to Death Benefit Option 1: Return of Premium (as defined below.)

Death Benefit Option 1: Return of Premium

This death benefit is equal to A or B, whichever is greater, where:

     A is 100% of premium payments, less Adjusted Withdrawals (as defined below).

     B is the Contract Value next determined following receipt of a certified copy of the death certificate at our Annuity Operations Division.

Adjusted Withdrawals

The Adjusted Withdrawal is calculated for each withdrawal as the product of A multiplied by B where:

     A is the ratio of the amount of the withdrawal to the Contract Value on the date of (but prior to) the withdrawal.

     B    is the death benefit on the date of (but prior to) the withdrawal.

Distribution at Death Requirements

Any Beneficiary who is a natural person entitled to a death benefit, may within one year after the date of an Owner's death, elect to receive the death benefit in the form of an Annuity Payment Option. If an Annuity Payment Option is selected, it may not extend beyond such Beneficiary's life or life expectancy and the payments must begin within one year after the date of death. If an Annuity Payment Option is not elected or the Beneficiary is a non-natural person, the entire death benefit will be distributed in a lump sum no later than five years after the date of death.

Death On or After the Maturity Date

If an Owner dies on or after the Maturity Date and there is no surviving Owner, any remaining annuity payments will be paid to the Beneficiary under the Annuity Payment Option in effect on the date of death. If there is a surviving Owner, the payments continue as if there had been no death. Payments to the Beneficiary or surviving Owner may not be deferred or otherwise extended without our prior approval. If the Annuitant and Joint Annuitant(s), if any, die and are survived by any Owner, remaining annuity payments, if any, will be paid to such Owner. Payments will continue under the Annuity Payment Option in effect at the date of death and may not be deferred or otherwise extended without our prior approval.

                             SECTION 14: ASSIGNMENT

You may assign your interest in this contact, except as otherwise provided, without the consent of any person other than an irrevocable Beneficiary. Your interest, any interest of the Annuitant, and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be considered to have notice of any assignment of an interest in this contract until we receive the original or copy of the written assignment at our Annuity Operations Division. In no event will we be responsible for the validity or sufficiency of any assignment. Any change will be subject to any payment made or actions taken by us before we received the written assignment at our Annuity Operations Division.

If this contract is issued in a qualified plan or an IRA, this contract is subject to assignment restrictions for federal income tax purposes. In such event, this contract shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.


                                       24                                     ME

                     SECTION 15: DEFERRAL OF DETERMINATIONS

Transfers and withdrawals will usually be processed within 7 days after we receive your written request at our Annuity Operations Division. We may postpone the processing of any such transactions for any of the following reasons:

1. for up to six months from the date of request for any transactions dependent upon the value of the Guaranteed Interest Account (GIA); or

2. otherwise, to the extent any transactions depend upon the value of any Investment Option of the Separate Account, for any period during which the New York Stock Exchange is closed for trading (except normal holiday closing); or when the Securities and Exchange Commission has determined that a state of emergency exists such that valuation or disposal of securities held by any of the Separate Accounts is not practical; or where the value of any Investment Option of the Separate Account is unavailable for other trading or pricing purposes.

Rules and regulations of the Securities and Exchange Commission, if any, are applicable and will govern as to whether conditions described in (2) exist.

For withdrawals from the GIA, we may defer payment for six months from the date our Annuity Operations Division receives the written request. If payment is delayed 10 working days or more, we will add interest at an annual rate equal to that paid under Annuity Payment Options G and H.

                     SECTION 16: PROOF REQUIRED FOR PAYMENT

We may require proof of the correct Age of the Annuitant and Joint Annuitant, if any, before any annuity payments begin. We also have the right to require proof of the identity, Age, sex, and survival of any person entitled to any payment under this contract or upon whose life any payments depend.

                            SECTION 17: MISSTATEMENTS

If the Age or sex of the Annuitant or Joint Annuitant has been misstated, any benefits payable will be adjusted to the amount that the Contract Value would have purchased based on the Annuitant's or Joint Annuitant's correct Age and sex. Any overpayment(s) and underpayment(s) made by us will be charged or credited against future payments to be made under the contract. We will charge interest on any overpayments and credit interest on any underpayments at the effective annual rate required by the state where this contract is delivered.

                       SECTION 18: CHANGE OF MATURITY DATE

You may, by written request, change your Maturity Date at any time within 30 days prior to the Maturity Date. The new Maturity Date must be on or before (a) the Contract Anniversary nearest the oldest Annuitant's Maximum Annuitant Annuitization Age, (b) the Contract Anniversary nearest the Oldest Owner's Maximum Owner Annuitization Age, or (c) ten years from the Contract Date, whichever is latest, but in no event earlier than the fifth Contract Anniversary. If no change request is received by us, the Maturity Date will be as shown in the schedule pages.

                        SECTION 19: STATEMENT OF ACCOUNT

We will send you a statement of account at least annually, or more frequently, as required by law. The statement of account will include the Contract Value, Surrender Value, death benefit, transaction information, and withdrawals. The statement of account will show any other information required by the state or federal laws or regulations. The statement will be mailed to your most recent post office address on file at our Annuity Operations Division.


                                       25                                     ME

                          SECTION 20: ANNUITY BENEFITS

On or before the Maturity Date, you may elect any one of the Annuity Payment Options as described in Section 21. If no election is made, we shall begin to pay a series of annuity payments automatically to the Owner beginning on the Maturity Date for the longer of a period certain of 10 years or the life of the Annuitant. The amount of each annuity payment will be equal to the Contract Value on the Maturity Date less any applicable tax, divided by $1,000 and then multiplied by the applicable annuity payment factors.

If the amount to be applied on the Maturity Date is less than $2,000 or would result in monthly payments of less than $20, we shall have the right to pay such amount to you in one lump sum in lieu of providing such annuity. We also have the right to change the annuity payment frequency to annual if the monthly annuity payment would otherwise be less than $20.

                       SECTION 21: ANNUITY PAYMENT OPTIONS

Election of an Annuity Payment Option must be made by written request. We reserve the right to require that the election of an Annuity Payment Option be in the form of a supplementary contract distributed by us reflecting the terms of the payment option elected. You may not change the Annuity Payment Option you elected after the first annuity payment is made. Where the election of an Annuity Payment Option is made by the Beneficiary of any death benefit payable under this contract, limited as described in Section 13, the term "Annuitant" as used below shall refer to such Beneficiary.

Calculation of Fixed Annuity Payments

Under Options A, B, D, E and F, the applicable Annuity Payment Option rate used to determine the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10-year age setback and an interest rate of 2.5%. Under Options G and H, the interest rate is 1.5%. Under Options A, B, D, E, F, G, and H, the amount of the payment is equal to the Contract Value, less any applicable Tax, divided by $1,000 and then multiplied by the applicable Annuity Payment Option rate.

Calculation of Variable Annuity Payments

Under Options I, J, M and N, the applicable payment option rate used to determine the first payment amount will not be less than the rate based on the 1983a Individual Annuity Mortality Table projected with projection scale G to the year 2040, with continued projection thereafter and the Assumed Investment Rate.

Under Option K, the applicable payment option rate will be based on the number of payments to be made during the specified period and the Assumed Investment Rate. Under Options I, J, K, M and N, the amount of the first payment is equal to the amount held in each Investment Option, less any Tax due, divided by $1,000 and then multiplied by the applicable payment option rate. The first payment equals the sum of the amounts provided by each Investment Option.

In each Investment Option, the number of fixed Annuity Units is determined by dividing the amount of the initial payment provided by that Investment Option by the Annuity Unit Value for that Investment Option on the first Payment Calculation Date. Thereafter, the number of fixed Annuity Units in each Investment Option remains unchanged unless you transfer funds to or from the Investment Option. If you transfer funds to or from a Investment Option, the number of fixed Annuity Units will change in proportion to the change in value of the Investment Option as a result of the transfer. The number of fixed Annuity Units will change effective with the transfer, but will remain fixed in number following the transfer.

Second and subsequent payments are determined by multiplying the number of fixed Annuity Units for each Investment Option by the Annuity Unit Value for that Investment Option on the Payment Calculation Date.


                                       26                                     ME

The total payment will equal the sum of the amounts provided by each Investment Option. The amount of second and subsequent payments will vary with the investment experience of the Investment Options and may be either higher or lower than the first payment.

Under Option L, we determine the amount of the annual distribution by dividing the Contract Value by the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Joint Annuitant at that time.

We guarantee that neither expenses actually incurred, other than Taxes on investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments.

Option A - Life Annuity with Specified Period Certain

Option A is a fixed payout annuity payable monthly while the Annuitant is living or, if later, the end of the specified period certain. The period certain may be specified as 5, 10, or 20 years. The period certain must be specified at the time this option is elected.

Option B - Non-Refund Life Annuity

Option B is a fixed payout annuity payable monthly while the Annuitant is living. No monthly payment, death benefit or refund is payable after the death of the Annuitant.

Option D - Joint and Survivorship Life Annuity

Option D is a fixed payout annuity payable monthly while either the Annuitant or designated Joint Annuitant is living. You must designate the Joint Annuitant at the time you elect this option. The designated Joint Annuitant must be at least Age 40 on the first Payment Calculation Date.

Option E - Installment Refund Life Annuity

Option E is a fixed payout annuity payable monthly while the Annuitant is living. If the Annuitant dies before the annuity payments made under this option total an amount which refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

Option F - Joint and Survivorship Life Annuity with 10-Year Period Certain

Option F is a fixed payout annuity payable monthly while either the Annuitant or Joint Annuitant is living, or if later, the end of 10 years. You must designate the Joint Annuitant at the time you elect this option. The Joint Annuitant must be at least Age 40 on the first Payment Calculation Date.

Option G - Payments for a Specified Period

Option G is a fixed payout annuity payable monthly over a specified period of time. Payments continue whether the Annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the Age of the Annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this Payment Option, the period selected by the Beneficiary may not extend beyond the life expectancy of such Beneficiary.

Option H - Payments of a Specified Amount

Option H is equal income installments of a specified amount, paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

Option I - Variable Life Annuity with 10-Year Period Certain

Option I is a variable payout annuity payable monthly while the Annuitant is living or, if later, for ten years. If the Beneficiary of any death benefits payable under this contract elects this payment option, the period certain will equal the shorter of 10 years and the life expectancy of such Beneficiary.

Option J - Joint Survivorship Variable Life Annuity with 10-Year Period Certain

A variable payout annuity payable monthly while either the Annuitant or Joint Annuitant is living, or if later, the end of 10 years. You must designate the Joint Annuitant at the time you elect this option. The Joint Annuitant must be at least Age 40 on the first Payment Calculation Date. This option is not available for the payment of any death benefit under this contract.

Option K - Variable Annuity for Specified Period

Option K is a variable payout annuity payable monthly over a specified period of time. Payments continue whether the Annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the Age of the Annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this payment option, the period selected by the Beneficiary may not extend beyond the life expectancy of such Beneficiary. This option also provides for unscheduled withdrawals. An unscheduled withdrawal will reduce the number of fixed Annuity Units in each Investment Option and affect the amount of future payments.

Option L - Variable Life Expectancy Annuity

Option L provides a variable income which is payable over the Annuitant's annually recalculated life expectancy or the annually recalculated life expectancy of the Annuitant and Joint Annuitant. This option also provides for unscheduled withdrawals. An unscheduled withdrawal will reduce the Contract Value and affect the amount of future payments. Upon the death of the Annuitant (and Joint Annuitant, if applicable), any remaining Contract Value will be paid in a lump sum to the Beneficiary.

Option M - Unit Refund Variable Life Annuity

Option M provides variable monthly payments as long as the Annuitant lives. In the event of the death of the Annuitant, the monthly payments will stop and the Beneficiary will receive a lump sum payment equal to the value of the remaining Annuity Units. This value is equal to the sum of the number of remaining Annuity Units for each Investment Option multiplied by the current Annuity Unit Value for that Investment Option. The number of remaining Annuity Units for each Investment Option will be calculated as follows:

(1) the net amount in the Investment Option applied under this option on the first Payment Calculation Date divided by the corresponding Annuity Unit Value on that date, minus

(2) the sum of the Annuity Units released from the Investment Option to make the payments under this option.

You may not transfer any assets under Option M, unless we agree otherwise.

Option N - Variable Non-Refund Life Annuity

Option N is a variable payout annuity payable monthly while the Annuitant is living. No monthly payment, death benefit or refund is payable after the death of the Annuitant.

Other Options

We may offer other Annuity Payment Options or alternative versions of the options listed above.

                     TABLES OF ANNUITY PAYMENT OPTION RATES

The tables in this section show the guaranteed minimum monthly payments for Fixed Annuity Payment Options A - G, and the minimum initial payment for the Variable Annuity Payment Options I, J, K, M and N for each $1,000 applied. These rates are based on the Annuitant's Age and sex. If our rates in effect on the first Payment Calculation Date are more favorable, we will use those rates. Subsequent monthly payments for the Variable Annuity Payment Options will vary and may be higher or lower than the first payment. Amounts for payment frequencies, periods, Ages and any current rate information not shown will be provided upon request.

The term "Age" as used in the tables refers to the actual Age of the Annuitant on the first Payment Calculation Date.

 Options A & E - Life Annuity with Specified Period Certain; Installment Refund
                                  Life Annuity

      Installment Refund   5 Years Certain   10 Years Certain   20 Years Certain
      ------------------   ---------------   ----------------   ----------------
Age    Male     Female      Male    Female    Male    Female    Male     Female
---   -----   ----------   -----   -------   -----   --------   -----   --------
40    $2.85     $2.76      $2.90    $2.79    $2.89     $2.79    $2.89     $2.78
45     2.99      2.88       3.05     2.92     3.05      2.92     3.03      2.91
50     3.15      3.02       3.24     3.08     3.24      3.08     3.21      3.06
55     3.35      3.20       3.48     3.28     3.47      3.28     3.42      3.25
60     3.58      3.41       3.79     3.54     3.76      3.53     3.67      3.48
65     3.87      3.68       4.17     3.87     4.13      3.85     3.97      3.76
70     4.24      4.01       4.67     4.30     4.61      4.26     4.30      4.09
75     4.68      4.44       5.36     4.88     5.21      4.81     4.63      4.45
80     5.24      4.98       6.28     5.68     5.97      5.51     4.92      4.80
85     5.93      5.67       7.49     6.81     6.82      6.41     5.12      5.07
90     6.78      6.55       9.04     8.38     7.70      7.42     5.22      5.21

                       Option B - Non-Refund Life Annuity

                              Age    Male   Female
                              ---   -----   ------
                               40   $2.90    $2.79
                               45    3.05     2.92
                               50    3.24     3.08
                               55    3.49     3.28
                               60    3.79     3.54
                               65    4.18     3.87
                               70    4.69     4.31
                               75    5.40     4.90
                               80    6.38     5.73
                               85    7.73     6.94
                               90    9.61     8.73

                 Option D - Joint and Survivorship Life Annuity

                                           Male Age
------------
Female
  Age      40      45      50      55      60      65      70      75     80       85      90
------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
  40     $2.65   $2.69   $2.72   $2.74   $2.75   $2.76   $2.77   $2.78   $2.78   $2.78   $2.79
  45      2.71    2.76    2.80    2.84    2.86    2.88    2.89    2.90    2.91    2.91    2.92
  50      2.75    2.82    2.89    2.94    2.98    3.01    3.04    3.05    3.06    3.07    3.07
  55      2.79    2.88    2.97    3.05    3.11    3.16    3.20    3.23    3.25    3.26    3.27
  60      2.82    2.93    3.04    3.15    3.24    3.33    3.40    3.45    3.48    3.51    3.52
  65      2.84    2.96    3.09    3.23    3.37    3.50    3.61    3.70    3.76    3.80    3.83
  70      2.86    2.99    3.14    3.31    3.49    3.66    3.83    3.98    4.09    4.18    4.23
  75      2.87    3.01    3.18    3.37    3.58    3.81    4.05    4.28    4.48    4.63    4.74
  80      2.88    3.03    3.20    3.41    3.65    3.93    4.25    4.58    4.89    5.17    5.38
  85      2.89    3.04    3.22    3.44    3.70    4.03    4.41    4.84    5.31    5.76    6.15
  90      2.89    3.04    3.23    3.46    3.74    4.09    4.52    5.05    5.67    6.34    6.99

   Option F - Joint and Survivorship Life Annuity with 10-Year Period Certain

                                           Male Age
------------
Female
  Age      40      45      50      55      60      65      70      75     80       85      90
------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
  40     $2.65   $2.69   $2.72   $2.74   $2.75   $2.76   $2.77   $2.78   $2.78   $2.78   $2.79
  45      2.71    2.76    2.80    2.84    2.86    2.88    2.89    2.90    2.91    2.91    2.91
  50      2.75    2.82    2.89    2.94    2.98    3.01    3.04    3.05    3.06    3.07    3.07
  55      2.79    2.88    2.97    3.04    3.11    3.16    3.20    3.23    3.25    3.26    3.27
  60      2.82    2.93    3.04    3.15    3.24    3.33    3.40    3.45    3.48    3.50    3.52
  65      2.84    2.96    3.09    3.23    3.37    3.50    3.61    3.70    3.76    3.80    3.82
  70      2.86    2.99    3.14    3.31    3.48    3.66    3.83    3.98    4.09    4.17    4.21
  75      2.87    3.01    3.17    3.36    3.58    3.81    4.05    4.27    4.47    4.61    4.71
  80      2.88    3.03    3.20    3.41    3.65    3.93    4.24    4.56    4.87    5.12    5.31
  85      2.89    3.04    3.22    3.44    3.70    4.02    4.39    4.82    5.26    5.67    5.99
  90      2.89    3.04    3.23    3.45    3.73    4.08    4.50    5.01    5.58    6.15    6.66


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


                   Option G - Payments for a Specified Period

                       Number of      Annual        Monthly
                         Years     Installment   Installment
                       ---------   -----------   -----------
                            5        $206.00        $17.28
                            6         172.93         14.51
                            7         149.32         12.53
                            8         131.61         11.04
                            9         117.84          9.89
                           10         106.83          8.96
                           11          97.83          8.21
                           12          90.33          7.58
                           13          83.98          7.05
                           14          78.55          6.59
                           15          73.84          6.20
                           16          69.72          5.85
                           17          66.09          5.55
                           18          62.86          5.27
                           19          59.98          5.03
                           20          57.38          4.81
                           25          47.55          3.99
                           30          41.02          3.44

      Option I - Variable Payment Life Annuity with 10-Year Period Certain

                          Age          Male        Female
                       ---------   -----------   -----------
                          40          $4.15         $4.02
                          45           4.29          4.12
                          50           4.40          4.27
                          55           4.73          4.46
                          60           5.06          4.71
                          65           5.51          5.05
                          70           6.08          5.52
                          75           6.79          6.17
                          80           7.65          6.99
                          85           8.57          7.98

   Option J - Joint Survivor Variable Payment Life Annuity with 10-Year Period
                                     Certain

                                   Male Age
Female   -------------------------------------------------------------
 Age       40      45      50      55      60      65      70      75
------   -----   -----   -----   -----   -----   -----   -----   -----
  40     $3.92   $3.94   $3.96   $3.98   $3.99   $4.00   $4.00   $4.01
  45      3.96    4.00    4.03    4.06    4.08    4.09    4.10    4.11
  50      4.00    4.05    4.10    4.15    4.18    4.21    4.23    4.24
  55      4.03    4.10    4.18    4.24    4.30    4.35    4.39    4.41
  60      4.06    4.15    4.25    4.34    4.43    4.52    4.58    4.63
  65      4.09    4.19    4.31    4.44    4.57    4.70    4.81    4.90
  70      4.11    4.22    4.36    4.53    4.70    4.89    5.07    5.22
  75      4.12    4.75    4.41    4.60    4.82    5.07    5.34    5.59

           Option K - Variable Payment Annuity for a Specified Period

                       Number of      Annual        Monthly
                         Years     Installment   Installment
                       ---------   -----------   -----------
                           5         $217.98        $18.53
                           6          185.53         15.77
                           7          162.39         13.81
                           8          145.08         12.34
                           9          131.65         11.19
                          10          120.94         10.28
                          11          112.20          9.54
                          12          104.94          8.92
                          13           98.83          8.40
                          14           93.61          7.96
                          15           89.10          7.58
                          16           85.18          7.24
                          17           81.74          6.95
                          18           78.70          6.69
                          19           75.99          6.46
                          20           73.57          6.25
                          25           64.53          5.49
                          30           58.75          5.00

            Option M - Variable Payment Life Annuity with Unit Refund

                          Age          Male        Female
                       ---------   -----------   -----------
                          40          $4.12         $4.01
                          45           4.25          4.11
                          50           4.42          4.24
                          55           4.64          4.41
                          60           4.92          4.64
                          65           5.28          4.94
                          70           5.74          5.33
                          75           6.32          5.86
                          80           7.07          6.55
                          85           8.01          7.43

                    Option N - Variable Payment Life Annuity

                          Age          Male        Female
                       ---------   -----------   -----------
                          40          $4.15         $4.02
                          45           4.30          4.13
                          50           4.50          4.27
                          55           4.76          4.47
                          60           5.11          4.73
                          65           5.60          5.09
                          70           6.29          5.60
                          75           7.20          6.34
                          80           8.49          7.41
                          85          10.30          8.98

[LOGO PHOENIX]

                   Flexible Premium Deferred Variable Annuity
                  Nonparticipating - not eligible for dividends


08VA                                   33                                     ME